Exhibit 10.3

December 11, 2023

Thomas Ondrof

Dear Tom:

Thank you for your service to Aramark over the past four years and congratulations on your decision to return to retirement. The purpose of this letter (the “Letter Agreement”) is to memorialize the terms of your transition to the role of Strategic Advisor and eventual separation from Aramark, as well as the continuation of basic group medical, dental and vision coverage for you and your eligible dependents until you reach age 65 pursuant to the terms of your Amended and Restated Aramark Agreement Relating to Employment and Post-Employment Competition dated July 16, 2020 (the “Employment Agreement”). For purposes of this Letter Agreement, “Aramark” shall include Aramark, Aramark Intermediate Holdco Corporation, Aramark Services, Inc., and its and their subsidiaries, divisions, lines of business and any corporation, joint venture, or other entity in which Aramark or its subsidiaries has an equity interest in excess of ten percent (10%).

Effective as of January 12, 2024 (the “Transition Date”), you will cease to serve as Executive Vice President and Chief Financial Officer of Aramark, and all other officer and director positions you may hold within Aramark. As of the Transition Date, Aramark will appoint you to serve in the role of Strategic Advisor. In this role, you will remain a full-time employee of Aramark for purposes of Aramark’s employment policies, plans, and practices. As of the Transition Date, your current base salary will be replaced with payments equivalent to $2,500 per week paid in accordance with Aramark’s regular payroll cycle. You will not be eligible for a Management incentive Bonus while in the role of Strategic Advisor. As Strategic Advisor: (1) you will provide such services as the Chief Executive Officer and Chief Financial Officer reasonably request, including assisting with the transition of your duties; (2) you will provide services to Aramark on an exclusive basis and shall not provide services to any other entity; and (3) you will not act for, bind or represent Aramark for any purpose, except as may be reasonably requested by the Chief Executive Officer or Chief Financial Officer. As soon as practicable after the Transition Date, you must resign your position on all external boards upon which you sit in your capacity as an employee of Aramark.

On May 31, 2024 (the “Retirement Date”), your term as Strategic Advisor will end and your retirement will become effective. Because you are retiring more than one year after the anniversary of your date of hire, pursuant to Article 6.A.2(a) of the Employment Agreement and subject to the terms and conditions set forth therein, you are entitled to continued basic group medical, dental, and vision coverage for you and your eligible dependents until you reach age 65. Pursuant to Article 6.D of the Employment Agreement, Aramark reserves the right to terminate this benefit if you violate the non-competition covenant set forth in Article 2 of the Employment Agreement in any material respect. For the avoidance of doubt: (1) by virtue of your decision to retire, you are not entitled to severance or any other post-employment benefits beyond the continuation of basic group medical, dental, and vision coverage described above, and (2) the covenants set forth in Articles 1, 2, 3 and 4 of the Employment Agreement will remain in full force and effect during your service as Strategic Advisor and after the Retirement Date.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me. Best wishes on the resumption of your retirement plans!

Sincerely,

/s/ Abigail A. Charpentier

Abigail Charpentier

Senior Vice President, Chief Human Resources Officer

Please sign and date below acknowledging that you have received this letter and accepted its terms.

Accept:	Thomas Ondrof
(Please Print Name)

	/s/ Thomas Ondrof	12/11/2023
	(Please Sign Name)	Date